EXHIBIT 99.1

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(602) 286-1530	(602) 286-1777

WESTERN REFINING MAKES TERM LOAN DEBT PREPAYMENT

EL PASO, Texas—May 31, 2012—Western Refining, Inc. (NYSE: WNR) announced that today it made a $78.3 million prepayment on its Term Loan, bringing the total year-to-date Term Loan prepayment amount to approximately $183 million. This payment represents the remaining cash in the restricted account containing proceeds from the Company’s sale of its Yorktown refinery and an underutilized segment of pipeline in New Mexico in December 2011. The remaining Term Loan balance, net of this $78.3 million prepayment, is $138.5 million.

Jeff Stevens, Western’s President and Chief Executive Officer, said, “With this latest prepayment, we continue to make progress on strengthening our balance sheet and have now exceeded our stated 2012 goal of $150 to $175 million in debt reduction. However, based on the strength of the refining margin environment, we may look for further debt reduction opportunities as the year progresses.”

About Western Refining

Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso and Gallup, New Mexico. Western’s asset portfolio also includes stand-alone refined products terminals in Albuquerque and Bloomfield, New Mexico, asphalt terminals in Albuquerque, El Paso, and Phoenix and Tucson, Arizona, retail service stations and convenience stores in Arizona, Colorado, New Mexico, and Texas, a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Maryland, Nevada, New Mexico, Texas, and Virginia. More information about the Company is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements

This press release contains forward-looking statements. The forward-looking statements contained herein include statements about: the strength of the refining margin environment, our ability to identify further debt reduction opportunities later this year or at all, and our ability to further strengthen our balance sheet and/or reduce debt. Additional information relating to the uncertainties affecting Western’s business is contained in its filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward-looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.